Exhibit 10.96

THIRD AMENDMENT TO OFFICE LEASE

This Third Amendment to Office Lease (“Third Amendment”) is made and entered into as of this 13th day of April, 2006, by and between Papago Buttes Corporate, LLC, a Delaware limited liability company (“Landlord”) and Health Net of Arizona, Inc., an Arizona corporation (“Tenant”). This Third Amendment is to that certain Office Lease dated July 24, 2003, as amended by the First Amendment to Office Lease dated December 1 , 2003, and Second Amendment to Office Lease dated May 31, 2004, by and between Landlord’s predecessor-in-interest, Tosco Operating Company, Inc., and Tenant (“the Lease”).

1. Defined Terms. All capitalized terms used in this Third Amendment shall have the same meanings as set forth in the Lease or any subsequent amendment.

2. Third Expansion Space. Effective as of July 1, 2006, or the completion of tenant improvements, whichever first occurs, the “Third Expansion Date.” The Third Expansion Space, as defined below, shall be added to and incorporated into the Premises under Section 1.1 for all purposes under the Lease for the balance of the Lease Term, as may be extended. The Third Expansion Space, consists of approximately 10,846 rentable square feet on the first floor of the Building, Suite E-1000, 1230 West Washington, Tempe, Arizona as depicted in Exhibit “A”. This area will be referred to as “Third Expansion Space” for all purposes under this Third Amendment. The Third Expansion Space shall be remeasured as provided in Section 2.5 of the Lease, which measurement shall be binding.

3. Term. The term Lease for the Third Expansion Space only will be seven years and eleven months, beginning on the Commencement Date of July 1, 2006, or upon completion of the Tenant Improvements as provided in Exhibit “B”, whichever first occurs.

4. Base Rent. The Base Rent for the Third Expansion Space shall be as set forth below. The Tenant shall continue to pay rent and all other charges for all other space under the Lease at the rates set forth in the Lease, First Amendment or Second Amendment, as the case may be.

Period	Base Rent Per Rentable Sq.Ft.	Annual Base Rent	Monthly Base Rent Payment
Month 1	$0
Months 2-13	$23.00	$249,458	$20,788.16
Months 14-25	$23.50	$254,881	$21,240.80
Months 26-37	$24.00	$260,304	$21,692
Months 38-49	$24.50	$265,727	$22,143.91
Months 50-61	$25.00	$271,150	$22,595.83
Months 62-73	$25.50	$276,573	$23,047.75
Months 74-85	$26.00	$281,996	$23,499.66
Months 86-95	$26.5010	$263,467	$23,951.58

5. Operating Costs. With regard to the Third Expansion Space, Tenant shall pay its Operating Costs as provided in Section 7 of the Lease, however, the Base Year for the computation for Operating Costs for the Third Expansion Space will be 2006, computed at 95% occupancy as provided in Section 7.4 of the Lease. Tenant’s Proportionate Share of the Building for the purposes of determining Tenant’s share of Operating Costs for the Third Expansion Space shall be 2.48%. Tenant shall continue to pay Operating Costs for the remainder of the Premises according to the Lease and Amendment.

6. Parking. Tenant shall be provided parking for the Third Expansion Space based upon a ratio of 4.5 spaces per 1,000 rentable square feet. Tenant shall also be provided 12 covered, reserved garage spaces at the cost of $45.00 per space per month, 24 covered, unreserved garage spaces, at the cost of $35.00 per month, and 12 uncovered, unreserved rooftop spaces at no charge. All parking charges shall be abated for the first six months of the Lease Term, and thereafter charges shall commence and be paid as set forth herein.

7. Building Hours and HVAC. Building hours and charges for HVAC usage shall be as provided in Section 12.3 of the Lease.

8. Tenant Improvements. Landlord shall provide Tenant with a Tenant Improvement allowance of $30.00 per usable square foot. The construction of Tenant Improvements shall be as provided in Exhibit “B” attached to this Third Amendment.

9. Option to Extend Term. Tenant shall have the option to extend the Term as to the Third Expansion Space as provided in Section 2.6 of the Lease.

10. Option to Terminate. Tenant shall have the right to terminate the Lease as to the Third Expansion Space, as provided in Section 2.7 of the Lease. The cost for exercising the Option to Terminate as to the Third Expansion Space shall be three (3) months or the Base Rent in effect at the time of termination, plus the total of the unamortized costs of Tenant Improvements, leasing commissions and free rent paid or provided with respect to this Third Amendment to Lease and the Third Expansion Space at the rate of 8% per annum.

11. No Other Modifications. Except as specifically set forth herein, the Lease, First Amendment to Lease and Second Amendment to Lease remain in full force and effect, governing the rights and relationships of the parties under the Lease. Only in the event of any conflict between this Third Amendment and the Lease or First and Second Amendment, shall this Third Amendment control.

12. Brokers. Tenant represents and warrants that it has dealt only with Cushman & Wakefield in connection with the negotiation of this Lease, and Tenant shall indemnify and hold Landlord harmless from the claims of any other brokers for any commission in bringing buyer through Tenant hereunder.

LANDLORD:

PAPAGO BUTTES CORPORATE, LLC, a Delaware limited liability company

By:	PRINCIPAL REAL ESTATE INVESTORS, LLC,
a Delaware limited liability, company, its
authorized signatory

	By:	/s/ Kevin P. Anderegg

By:

TENANT:

HEALTH NET OF ARIZONA, INC., an Arizona corporation

	By:	/s/ Dennis Bell

	Its:	Vice President

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